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Exhibit 1.  Stock Purchase Agreement and Addendum


                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (which together with the attached exhibits, are referred to herein as "Agreement") is entered into this ____ day of January 1997 by and between DMI, Inc., a Colorado corporation (the "Company") and the shareholders of DEGA Technology, Inc., a California corporation ("DEGA"), who agree to become parties to this Agreement ("Selling Shareholders") evidenced by their signatures hereto.

     WHEREAS, the Selling Shareholders wish to sell and the Company desires to purchase the DEGA Shares in exchange for shares of common stock of DMI, Inc. upon the terms and conditions set forth in this Agreement, and

     WHEREAS, the Selling Shareholders wish to provide additional operating capital to DEGA through the sale of new DEGA stock, and

     WHEREAS, the Company officers, and in particular Elvin Rose and Duncan McDonald propose to engage in raising funds to contribute to the operating capital of DEGA, and

     WHEREAS, the Company officers and in particular Elvin Rose and Duncan McDonald represent that they have the knowledge, expertise and contacts necessary to successfully achieve such fund raising, and that they will be able to raise the necessary capital to allow for Dega's growth.

     NOW, THEREFORE, in consideration of and in reliance on the mutual promises and representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Selling Shareholders and the Company agree as follows:

1.  Definitions.

    1.1  "DEGA Shares" means all the issued and outstanding shares of DEGA.

    1.2 "DEGA Disclosure Documents" means the DEGA Financials (as defined herein), material agreements and corporate documents, and other information related to DEGA material to its operations for the three (3) fiscal years ending December 31, 1996, and any and all interim data or through the date hereof to be provided by DEGA pursuant to this Agreement, said documents to be part of Exhibit B attached hereto,

    1.3 "Company Disclosure Documents" means the Company Financials (as defined herein), material agreements and corporate documents, and other information


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related to the Company material to its operations for the three (3) fiscal years ending December 31, 1995, and any and all interim data or filings through the date hereof to be provided by the Company pursuant to this Agreement, including but not limited to other information required pursuant to the provisions of the Securities Exchange Act of 1934 (the "34 Act") or the Securities Act of 1933, as amended (the "33 Act") said documents to be part of Exhibit C attached hereto.

2.  Purchase and Sale of DEGA Shares.

    2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, as defined herein, the Selling Shareholders agree to sell and transfer the DEGA Shares to the Company and the Company agrees to purchase the DEGA Shares for the consideration set forth in this Agreement.

    2.2 Purchase Price. In exchange for the DEGA Shares, the Company shall issue and deliver to the Selling Shareholders:

         2.2.1 56,800,000 shares of common stock of DMI, Inc. (the "DMI Shares"), subject to adjustment proportionately in the event of a Reverse Split, as defined herein, of the common stock of DMI prior to Closing. Said adjustment and reverse split computations are described in Exhibit D attached hereto.

         2.2.2 A marketing and sales program conducted by officers of the Company for the purpose of selling the new Dega stock and raising funds for Dega's operational growth. This marketing and sales program is described in Exhibit A attached hereto.

    2.3 Adjustment to Purchase Price. In the event one or more of the Selling Shareholders listed on the signature page hereof are unable to deliver any of the DEGA Shares, the aggregate principal amount of the Purchase Price (i.e., the DMI Shares) shall be decreased by the percentage of DEGA Shares which cannot be delivered at Closing.

3.  Closing.

    3.1 Date and Place. The closing of the delivery and transfer of the DEGA Shares (the "Closing") shall occur on a date ("Closing Date") to be mutually agreed upon by the Selling Shareholders and the Company after (1) exchange of all books, records, financial information, documents, and other materials reasonably deemed necessary to completion of the transaction contemplated under this Agreement and (2) completion of all review periods, as provided for in this Agreement. Exchange of documents under this Agreement shall begin as soon as possible after execution. In any case, the Closing Date shall be no later than June 30, 1997, and the effective date of this transaction shall be the date of Closing (the "Effective Date").


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    3.2  Transactions and Document Exchange at Closing.  At the Closing, the
following transactions shall occur and documents shall be exchanged, all of which shall be deemed to occur simultaneously:

         (A) By the Selling Shareholders. The Selling Shareholders will deliver, or cause to be delivered, to the Company:

              (1) The documents necessary to transfer the DEGA Shares to the Company pursuant to this Agreement, in proper form and substance reasonably acceptable to the Company;

              (2) Such other documents, instruments, and/or certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by the parties to be required to effectuate the transaction contemplated in this Agreement, or as otherwise may be reasonably requested by the Company in furtherance of the intent of this Agreement.

              (3) Audited financial statements of DEGA dated as of its most recent year end prior to the Closing Date covering all operations since 1994. Such financial statements shall be prepared by a certified public accounting firm. If audited financial statements are not available, the Selling Shareholders shall deliver all books and records of DEGA to the extent available and necessary to perform such audit in accordance with Regulation S-X which books and records shall present fairly the financial condition and results of operations of DEGA since inception, in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods.

              (4) A certificate dated within 30 days of the Closing Date from the Secretary of State of California to the effect that DEGA is in good standing in the State of California;

         (B) By the Company. The Company will deliver, or cause the following to be delivered, to the Selling Shareholders:

              (1) The DMI Shares in names of the Selling Shareholders as calculated herein.

              (2) A certificate dated at or within 30 days of the date of the Closing from the Secretary of State of Colorado to the effect that the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado;

              (3) Such other documents, instruments, and/or certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by the parties to be required to effectuate the transactions


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contemplated in this Agreement, or as otherwise may be reasonably requested by the Selling Shareholders in furtherance of the intent of this Agreement.

    3.3 Post-Closing Documents. From time to time after the Closing, upon the reasonable request of any party, the party to whom the request is made shall deliver such other and further documents, instruments, and/or certificates as may be necessary to more fully vest in the requesting party the consideration provided for in this Agreement or to enable the requesting party to obtain the rights and benefits contemplated by this Agreement, including but not limited to delivery of all books and records of DEGA since inception.

4.  Representations and Warranties of the Company.

    The Company represents and warrants to the Selling Shareholders that:

    4.1 Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, with the corporate power and authority to carry on its business as now being conducted.

    4.2 Ability to Carry Out Agreement. To the best of the Company's knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which the Company is a party or to which the Company is subject.

    4.3 Ability to Carry Out Marketing and Sales Campaign. The Company and its officers are capable of conducting a marketing and sales campaign to sell the new DEGA stock. The company and its officers possess the knowledge, expertise and business contact to initiate and successfully carry through such a campaign.

    4.4 Ability to Successfully Raise Funds. The Company and its officers are capable of successfully raising funds through the sale of new DEGA stock. The company and its officers possess the knowledge, expertise and business contact to initiate and carry through such fund raising which, as described in Exhibit A attached hereto, will provide a minimum of $450,000 of operating capital by May 15, 1997, and will provide a minimum of $4 Million and $8 Million of additional operating capital by September 30, 1997.

    4.5 Financial Information. The Company has provided to the Selling Shareholders, or shall provide prior to Closing, copies of its Annual Report on Form 10-K and/or 10-KSB for the three (3) years ending December 31, 1995 and the interim quarterly financial statement on Form 10-Q or 10-QSB for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996. The quarterly financial statements and such Annual Reports, and all other information included in such reports, shall be referred to as the "Company Financials". The Company has no obligation or liabilities (whether accrued,


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absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for in the Company Financials, excepting current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Company Financials, none of which (individually or in the aggregate) are material except as expressly indicated in the Company Financials. The Company is not a guarantor or otherwise contingently liable for any material amount of such indebtedness. Except as indicated in the Company Financials or the Company Disclosure Documents, there exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto.

    4.6 Tax Matters. The Company has filed or will file all federal, state, and local income, excise, property, and other tax returns, forms, or reports, which are due or required to be filed by it and has paid, or made adequate provision for payment of all taxes, interest, penalty fees, assessments, or deficiencies shown to be due or claimed to be due or which have or may become due on or in respect to such returns or reports.

    4.7 Contracts. Except as disclosed pursuant to this Agreement, or in the Company Disclosure Documents, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments between the Company and the Company or other third parties which are material to the business, financial condition, or results of operation of the Company, taken as a whole. For purposes of the preceding sentence, the term "material" refers to any obligation or liability which by its terms calls for aggregate payments of more than $50,000.

    4.8 Full Disclosure. The information concerning the Company, set forth in this Agreement, and in the Company Disclosure Documents, is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

    4.9 Date of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

5.  Representations and Warranties of the Selling Shareholders.

    The Selling Shareholders represent and warrant to the Company that:

    5.1 Organization and Authority. DEGA is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with the power and authority to carry on its business as now being conducted. In addition, DEGA is duly qualified to do business in each jurisdiction in which the nature of its business requires it to


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be so qualified, except to the extent that the failure to so qualify does not have a material adverse effect on the business of DEGA' taken as a whole.

    5.2 Ability to Carry Out Agreement. To the best of the Selling Shareholders' knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which DEGA is a party or to which DEGA is subject, other than such violations, breaches, or defaults which, singly or in the aggregate, do not have a material adverse effect on its business as a whole or on the enforceability or validity of this Agreement.

    5.3 Capitalization of DEGA. As of the date of execution of this Agreement, the capitalization of DEGA is comprised of one class of capital stock consisting of Two Million (2,000,000) shares of No Par value common stock, of which 2,000,000 shares were issued and are presently outstanding and held, of record, by the Selling Shareholders in the amounts opposite their names on the signature page hereto. All of the issued and outstanding shares are duly authorized, validly issued, fully paid, and have been offered, issued, sold, and delivered by DEGA in material compliance with all applicable federal and state securities laws.

    5.4 Financial Information. The Selling Shareholders have provided to the Company, or will provide prior to Closing, financial statements of DEGA for all fiscal years ended since December 31, 1994 and reports for such interim periods ending since the latest fiscal year ended, and such other documents and information relating to DEGA's current financial condition including but not limited to its purchase, operation and disposition, if any, of any DEGA assets and liabilities. Such financial statements and other financial information shall be referred to as the "DEGA Financials". If not audited, the Selling Shareholders represent that all financial statements and reports included in the DEGA Financials have been prepared from the books and records of DEGA (subject to normal year-end adjustments) and present fairly the financial condition of DEGA and the results of their operations for the periods therein specified, all in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except as set forth in the DEGA Financials, DEGA has no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for, excepting current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since September 30, 1996, none of which (individually or in the aggregate) are material. DEGA is not a guarantor or otherwise contingently liable for any material amount not disclosed in the DEGA Financials, nor does there exist any default under the provisions of any instrument evidencing any indebtedness of DEGA or of any agreement relating thereto.

    5.5 Conduct of Business. Since September 30, 1996, except as disclosed in the DEGA Disclosure Documents, DEGA has not (i) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than, current liabilities shown


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on the DEGA Financials and current liabilities incurred since the date of the
DEGA Financials, in each case in the usual or ordinary course of business, (ii) mortgaged, pledged or subjected to lien any of their tangible or intangible assets (other than purchase money liens incurred in the ordinary course of business for such assets not yet paid for), (iii) sold, transferred or leased any of their assets except in the usual and ordinary course of business, (iv) canceled or compressed any material debt or claim, or waived or released any right of material value, (v) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties, business or prospects, (vi) entered into any transaction other than in the usual and ordinary course of business, except as contemplated by this Agreement, (vii) encountered any labor difficulties or labor union organizing activities, (viii) made or agreed to any wage or salary increase or entered into any employment agreement, (ix) issued or sold any securities or granted any options with respect thereto, except as disclosed pursuant to this Agreement, (x) amended its Articles of Incorporation, (xi) agreed to declare or pay any distributions with respect to their outstanding capital stock, or (xii) suffered or experienced any change in, or condition affecting, the condition (financial or otherwise) of their properties, assets, liabilities, business, operations or prospects, other than changes, events or conditions in the ordinary course of their business none of which has (individually or in the aggregate) been materially adverse, except as disclosed in the DEGA Financials or Disclosure Documents.

    5.6 Litigation. To the best knowledge and belief of DEGA, except as disclosed in the DEGA Disclosure Documents, there is neither pending nor threatened, any action, suit or arbitration to which DEGA's property, assets or business is or is likely to be subject and in which an unfavorable outcome, ruling or finding will or is likely to have a material adverse effect on the condition, financial or otherwise, or properties, assets, business or operations of DEGA, or create any material liability on the part of DEGA or conflict with this Agreement or any action taken or to be taken in connection herewith.

    5.7 Tax Matters. DEGA has filed all federal, state and local income, payroll and sales tax returns and reports which are due or required to be filed by it, and, except as disclosed in the DEGA Disclosure Documents, has paid, or made adequate provision for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or which have or may become due on or in respect to such tax returns and reports, Such federal and state income, payroll and sales tax returns, to the best of the Selling Shareholders' knowledge and belief, have not been audited and are not being audited by any governmental authority.

    5.8 Contracts and Options. Except as disclosed in the DEGA Disclosure Documents, there are no contracts, actual or contingent obligations, agreements, franchise, license agreements, or other commitments to which DEGA is a party or by which it or any of its properties or assets are bound which are material to the business, financial condition, or its results of operation. For purposes of the preceding sentence, the term "material" refers to any obligation or liability which by their terms calls for aggregate payments of more than $50,000.


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    5.9  Material Contract Breaches, Defaults.  Except as disclosed by the DEGA
Financials as reserved for therein, to the best knowledge and belief of the Selling Shareholders, DEGA has not materially breached, nor have they any knowledge of any pending or threatened claims or any legal basis for a claim that DEGA has materially breached, any of the terms or conditions of any agreements, contracts, or commitments to which they are a party or are bound and which are material to the business, financial condition, or results of operation of DEGA, taken as a whole. Except as disclosed by the DEGA Financials or as reserved for therein, to the best of their knowledge and belief, neither the Selling Shareholders nor DEGA are in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of DEGA, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which DEGA has not taken adequate steps to prevent such a default from occurring.

    5.10 Employee and Labor Matters. The DEGA Disclosure Documents accurately set forth the names, positions, and annual salaries of each person employed by DEGA, including officers, whose annual salary including bonuses exceeds One Hundred Thousand Dollars ($100,000). Except as disclosed in the DEGA Disclosure Documents, DEGA has no employment agreement that cannot be canceled on thirty
(30) days notice, or collective bargaining agreement covering any of its employees and has encountered no material labor difficulties. The DEGA Disclosure Documents also set forth a complete and accurate list of all employee benefit plans, including all profit sharing, bonus, stock, pension, or similar plans to which DEGA is a party or by which DEGA is bound. The Selling Shareholders will deliver or cause to be delivered to the Company prior to Closing complete and correct copies of all the agreements, plans, or other written materials identified in the DEGA Disclosure Documents. There is no existing default by DEGA under any of the agreements, plans, or arrangements identified in the DEGA Disclosure Documents, and there exists no condition or circumstance which, with notice or lapse of time or both, would constitute such a default. Except as disclosed in the DEGA Disclosure Documents, there is no pending or threatened labor dispute, strike, slowdown, or work stoppage, no unfair labor practice pending against DEGA before the National Labor Relations Board, DEGA is not engaged in any unfair labor practice, and there is no grievance or arbitration proceeding pending against, or threatened to be asserted or commenced against DEGA under any collective bargaining agreement or other labor contract. All taxes relating to DEGA which DEGA is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

    5.11 Real Properties. Except as disclosed pursuant to this Agreement, DEGA has good and marketable fee simple title to all of the real properties owned by it, including without limitation those reflected in the DEGA Financials, free and clear of any liens or encumbrances except for current local property taxes not yet payable and any utility or


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other easements that do not and will not affect operations upon or about such real properties or the economic value or marketability thereof

    5.12 Other Properties and Equipment. Except as disclosed pursuant to this Agreement, DEGA has good title, subject to no security interests, liens, encumbrances, or claims of others, to all structures, facilities, machinery and equipment, supplies, raw materials, vehicles, tools, parts, office equipment, furniture, fixtures, and all items of personal property and equipment in, at, on or about such real properties owned or leased by it, or used or necessary in its operations or business, including without limitation those reflected in the DEGA Financials. All such structures, facilities, equipment, machinery, vehicles and tools are in reasonably good operating condition and repair and are sufficient to enable DEGA to carry on its operations.

    5.13 Trademarks. Except as disclosed in the DEGA Disclosure Documents, (i) DEGA does not own or use any trademark, service mark, trade name, copyright or patent, or any registration or application for registration of any of the foregoing, and (ii) to the best of DEGA's knowledge and belief, it has not infringed or is infringing upon any trademark, service mark, trade name, copyright, or patent that is owned or used by any other person.

    5.14 Leaseholds and Executory Contracts. Except as disclosed pursuant to this Agreement, each and every lease or executory contract to which DEGA is a party is valid and enforceable. DEGA has not received any notice of default by it under the terms of any such lease or executory contract which default remains uncured, and it is not in material breach or default by them under the terms of any such lease or executory contract.

    5.15 Permits. Except as disclosed pursuant to this Agreement, DEGA has obtained and maintained in full force and effect all franchises, permits, certificates, authorizations, licenses and other similar authority required by law or governmental regulations from all applicable federal, state or local authorities and any other regulatory authorities, which are necessary for the conduct of its business as now being conducted by it and as planned to be conducted, and it is not in default or noncompliance in any material respect under any of such franchises, permits, certificates, authorizations, licenses or other similar authority.

    5.16 Compliance with Laws, Rules Etc. The capitalization, business and operations of DEGA is and has been conducted in compliance with all applicable federal, state, and local laws, rules and regulations, and it is not in violation of any terms of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which it is subject, except to the extent any violation or noncompliance would not materially and adversely affect its business, operations, properties, assets, or financial condition, except to the extent that any violation or noncompliance would not result in the incurring of any material liability. Further, DEGA not been notified by any regulatory or governmental authority that it is now in violation of any law, rule, regulation, ordinance, or order.


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    5.17  Conflict of Interest Transactions.  Except as disclosed in the DEGA
Disclosure Documents, no past or present shareholder or employee of DEGA, or any affiliate (i) is indebted to, or has any financial, business, or contractual relationship or arrangement with DEGA or any affiliate, (ii) has any direct or indirect interest in any property, asset, or right which is owned or used by DEGA or any affiliate, or (iii) has been directly or indirectly involved in any transaction with DEGA or any affiliate.

    5.18 Corporate Records. Copies of all corporate books and records, including but not limited to stock transfer ledgers, and any other documents and records of DEGA shall be provided to the Company at Closing. All such records and documents are complete, true, and correct.

    5.19 Banking Records. A true, correct, and complete list of the names of each bank in which DEGA has an account and the names of all persons authorized to draw thereon shall be delivered to the Company as part of the DEGA Disclosure
Documents: DEGA has no safe deposit box.

    5.20 Approvals. Except as otherwise provided in this Agreement, to the best knowledge and belief of the Selling Shareholders, no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by the Selling Shareholders or DEGA in connection with the execution, delivery, or performance of this Agreement.

    5.21 Full Disclosure. The information concerning DEGA set forth in this Agreement, in the DEGA Disclosure Documents, and in the DEGA Financials is, to the best of the Selling Shareholders' knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

    5.22 Date of Representations and Warranties. Each of the representations and warranties of the Selling Shareholders set forth in this Agreement are joint and several, and are true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

6.  Conditions Precedent to Obligations of the Selling Shareholders.

    All obligations of the Selling Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

    6.1 Representations and Warranties. The representations and warranties by the Company set forth in this Agreement shall be true and correct at and as of the Closing


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Date, with the same force and effect as though made at and as of the Closing
Date, except for changes permitted or contemplated by this Agreement.

    6.2 No Breach or Default. The Company shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

    6.3 Action to Pay Purchase Price. The Company shall have taken all corporate and other action necessary to issue and deliver the DMI Shares representing the Purchase Price to the Selling Shareholders pursuant to this Agreement.

    6.4 Reverse Split Increase in Number of Authorized Shares. The Company agrees to take the necessary corporate action to effect a reverse split of its common stock ("Reverse Split"), which shall apply to all currently issued and outstanding Company common stock, and/or increase the number of authorized shares designated in the Company's articles of incorporation. Selling Shareholders acknowledge the Company must hold a Shareholders' Meeting to approve the Reverse Split or to increase the number of authorized shares prior to issuance of the DMI Shares to the Selling Shareholders.

    6.5 Company Disclosure Documents. Before Closing, the Company will have delivered to the Selling Shareholders, or caused the delivery of, the Company Disclosure Documents.

    6.6 Name Change. Before Closing, the Company will have undertaken the necessary action to change the name of the Company to DTI Technology, Inc.

    6.7 Directors. Before Closing, the Company will appoint one Director to serve on the new company's board of directors.

7.  Conditions Precedent to Obligations of the Company.

    All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

    7.1 Representations and Warranties. The representations and warranties executed by the Selling Shareholders set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

    7.2 No Breach or Default. The Selling Shareholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

    7.3 Action to Transfer DEGA Shares. The Selling Shareholders shall have taken all action necessary to transfer the DEGA Shares to the Company pursuant to this


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Agreement. In this regard, the conveyance(s) of the DEGA Shares shall contain such good and sufficient stock powers, and other good and sufficient instruments of sale, conveyance, transfer, and assignment, in forth and substance reasonably satisfactory to the Company free and clear of all liens, mortgages, conditional sales, and other title retention agreements, pledges, assessments, covenants, restrictions, reservations, easements, and all other encumbrances of every nature.

    7.4 DEGA Financials. Before Closing, the Selling Shareholders will have delivered the DEGA Financials and all DEGA Disclosure Documents to the Company. The DEGA Disclosure Documents shall specifically include income statements related to the operations of DEGA's business up to and including December 31, 1996.

    7.5 Approval of Other Instruments and Documents by the Company. All instruments and documents delivered to the Company pursuant to the provisions of this Agreement shall be reasonably satisfactory to the Company and its legal counsel.

8.  Covenants and Agreements of the Selling Shareholders.

    Up to and including the Closing Date, the Selling Shareholders covenant that:

    8.1 Access and Information. After the execution of this Agreement, the Selling Shareholders will cause DEGA to permit the Company to have reasonable access to all information necessary to verify the representations and warranties made herein. After the Closing, the Selling Shareholders will cause DEGA to continue to permit the Company access to such additional documentation and information as is reasonably necessary to completion of the transactions contemplated under this Agreement.

    8.2 Conduct of Business as Usual. Up until the Closing Date, the Selling Shareholders shall insure that DEGA's operations shall be conducted only in the usual and ordinary course, and that no change will be made to such operations which might adversely affect the value of the DEGA Shares to be transferred to the Company.

    8.3 Best Efforts. The Selling Shareholders shall use their best efforts to fulfill all conditions of the Closing including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

    8.4 Assent to Sale of DEGA Shares. In the event the sale of DEGA Shares is consummated, then each of the Selling Shareholders agrees to such sale and waives, surrenders, and agrees not to exercise any rights which such Selling Shareholders shall have to purchase any DEGA Shares or have DEGA redeem any DEGA Shares.

9.  Covenants and Agreements of the Company.

    Up to and including the Closing Date, the Company covenants that:

    9.1 Maintenance of Capital Structure. Up until the Closing Date, or termination hereof, whichever is the earlier, except for the Reverse Split or as disclosed in writing or required under the terms of this Agreement, no change shall be made in the Articles of Incorporation or Bylaws of the Company, or the authorized capital stock of the Company.

    9.2 Avoidance of Distributions. Up until the Closing Date, the Company shall not declare any dividends, make any payments or distributions to its stockholders or purchase for cash or redeem any of its shares of capital stock.

    9.3 Access and Information. After the execution of this Agreement, the Company will permit the Selling Shareholders to have reasonable access to all information necessary to verify the representations and warranties of the Company. After the Closing, the Company will continue to permit the Selling Shareholders access to such additional documentation and information regarding the Company as is reasonably necessary to completion of the transactions contemplated under this Agreement.

    9.4 Best Efforts. The Company shall use its best efforts to fulfill or obtain the fulfillment of all conditions of the Closing.

10.  Termination.

    10.1 Termination without Cause. This Agreement may be terminated at any time prior to the Closing Date without cost or penalty to either party:

          (A) Mutual Consent. By mutual consent of the Selling Shareholders and the Company.

          (B) Actions or Proceedings. By the Selling Shareholders or the Company, (unless the action or proceeding referred to is caused by a breach or default on the part of the Selling Shareholders or the Company of any of their representations, warranties, or obligations under this Agreement), if there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Selling Shareholders or the Company, made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

          (C) Less than 90% of DEGA Shares Participate. By the Company, if less than 90% of the outstanding shares of DEGA are tendered to the Company at the Closing.

          (D) The Company officers fail to initiate and conduct the Marketing and Sales campaign described in Exhibit A attached hereto. The Company officers fail to raise the necessary capital for the new company operational growth as described in Exhibit A attached hereto.

    10.2 Termination with Cause. This Agreement may be terminated, with the terminating party to be reimbursed by the other party for all expenses and costs related to this Agreement, if

          (A) Breach or Noncompliance by the Selling Shareholders. The Selling Shareholders shall fail to comply in any material aspect with any of their representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the Selling Shareholders, or any one of them under this Agreement shall be inaccurate in any material respect.

          (B) Breach or Noncompliance by the Company. The Company shall fail to comply in any material aspect with any of its representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the Company under this Agreement shall be inaccurate in any material respect.

11.  Securities Registration; Disclosure.

    11.1 Private Transaction. The Selling Shareholders understand that the DMI Shares issued pursuant to this Agreement, have not been nor will they be registered under the Securities Act of 1933 as amended (the "33 Act"), but are issued pursuant to exemptions from registration including but not limited to Regulation D and Section 4(2) of the 33 Act, and the Company's reliance on such exemptions in issuing the DMI Shares is predicated in part on the representations of the Selling Shareholders set forth herein and in the Investment Letter attached hereto as Exhibit "I" (the "Investment Letter"), to be executed by each of the Selling Shareholders and delivered to the Company at Closing.

    11.2 Access to Information. Each of the Selling Shareholders represents that, by virtue of their respective economic bargaining power or otherwise, he/she has had access to or have been furnished with, prior to or concurrently with Closing, the same kind of information that would be available in a registration statement under the '33 Act should registration of the DMI Shares issued pursuant to this Agreement have been necessary, and that they have had the opportunity to ask questions of and receive answers from the Company's officers and directors, or any party acting on their behalf, concerning the business of the Company and that they have had the opportunity to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished by the Company.

12.  Indemnification.

    As provided herein, the Selling Shareholders and the Company shall each indemnify and hold harmless the other for one (1) year following the date of Closing under this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained in any certificate furnished hereunder.

13.  Confidential Information.

    Notwithstanding any termination of this Agreement, the Company, DEGA and the Selling Shareholders, and their representatives, agree to hold in confidence any information not generally available to the public received by them from the Company, DEGA or the Selling Shareholders pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, the Company, DEGA and the Selling Shareholders and their representatives will continue to hold such information as to DEGA in confidence and will, to the extent requested by the Selling Shareholders, promptly return to them all written material and all copies or abstracts thereof furnished to the Company, DEGA and the Selling Shareholders pursuant hereto. Notwithstanding any termination of this Agreement, the Selling Shareholders and their representatives agree to hold in confidence any information not generally available to the public received by them from the Company pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, the Selling Shareholders and their representatives will continue to hold such information in confidence and will, to the extent requested by the Company, promptly return to the Company all written material and all copies or abstracts thereof given to them or their representatives pursuant thereto.

14.  Conditions Subsequent to Closing.

    In the event the Reverse Split defined herein is not implemented by the Closing, the parties to this Agreement may elect to proceed with the Closing in which event the Company shall, as soon as legally permitted, cause the Shareholders' Meeting to be held and the Reverse Split approved and implemented, and the DMI Shares as set forth herein to be delivered to the Selling Shareholders.

15.  Miscellaneous Provisions.

    15.1 Survival of Representations and Warranties. All representations, warranties, and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three (3) years from the Closing Date. The Selling Shareholders and the Company are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for including any investigation upon which they might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

    15.2 Approval of the Selling Shareholders. The Company and the Selling Shareholders understand that this Agreement requires approval and participation by a majority of the Selling Shareholders holding at least 90% of the DEGA Shares, and thus that all rights and obligations hereunder are subject to securing such approval. Each Selling Shareholder, by its execution hereof, hereby gives its consent to the transaction contemplated by this Agreement. In the event that the requisite number of Selling Shareholders shall fail to approve this Agreement, then notwithstanding anything contained herein to the contrary, this Agreement shall be terminated without liability to either the Selling Shareholders or the Company.

    15.3 Costs and Expenses. Subject to paragraph 10 herein, all costs and expenses in the proposed sale and transfer described in this Agreement shall be borne by the Selling Shareholders and the Company in the following manner:

          (A) Attorneys Fees and Costs. To the extent each party has been represented by its own attorney(s) in this transaction, such party shall pay the fees of its own attorney(s), except as may be expressly set forth herein to the contrary.

          (B) Costs of Closing. Each party shall bear its reasonable share of all other Closing costs and expenses arising from this Agreement.

    15.4 Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

    15.5 Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

    15.6 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    15.8 Governing Law. This Agreement shall be governed by the laws of the United States, State of California.

    15.9 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

    15.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

    15.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

    15.12 Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

    15.13 Facsimile Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof

    15.14 Time is of the Essence. Time is of the essence in the performance of this Agreement and of each and every provision hereof

    IN WITNESS THEREOF, the parties have executed this Agreement the day and year first above written.

                                               The "Company"
                                               DMI, Inc., a Colorado corporation


January 31, 1997                               By: /s/ ELVIN A. ROSE
                                               ------------------------
                                               Name:   Elvin A. Rose
                                               Title:  CEO


                                               By: /s/ DUNCAN MACDONALD
                                               -------------------------
                                               Name:   Duncan MacDonald
                                               Title:  President


                                               The "Selling Shareholders"


January 31, 1997                               By: /s/ J.P. MAKEYEV
                                               --------------------------
                                               Name:   J.P. Makeyev
                                               Title:  CEO DTI Technology, Inc.